Exhibit 99.1

NPS Pharmaceuticals Announces Closing of $47.5 Million Public Offering of Common Stock and Exercise of Overallotment Option

BEDMINSTER, N.J.--(BUSINESS WIRE)--September 21, 2010--NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced the closing of a public offering of 7,912,000 shares of its common stock, including 1,032,000 shares sold pursuant to the full exercise of an overallotment option previously granted to the underwriters. Net proceeds were approximately $44.4 million after deducting underwriting discounts and estimated offering expenses. Jefferies & Company, Inc. acted as the sole book-running manager and Canaccord Genuity Inc. acted as co-lead manager for the offering.

The securities described above were offered by NPS pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission ("SEC") on June 5, 2009. A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's website located at www.sec.gov. Copies of the final prospectus supplement relating to these securities and the related base prospectus may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX(R) in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and is in preclinical development for pediatric indications and chemotherapy-induced gastrointestinal mucositis. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

This press release contains forward-looking statements which reflect the Company's current expectations regarding future events.. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company's control. Actual events could differ materially from those projected herein and are subject to a number of risks and uncertainties. For additional disclosure regarding these and other risks faced by NPS Pharmaceuticals, Inc., see the disclosure contained in its public filings with the U.S. Securities and Exchange Commission (SEC), available on the SEC's website at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events, or circumstances or otherwise.

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com